Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2017	2016	Change	2017	2016	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,185	$1,296	$(111)	$3,130	$3,169	$(39)
Non-Fuel	3,430	3,512	(82)	8,656	8,763	(107)
Wholesale Electric Revenues	718	613	105	1,867	1,455	412
Other Electric Revenues	168	181	(13)	510	529	(19)
Natural Gas Revenues	532	518	14	2,746	518	2,228
Other Revenues	168	144	24	494	281	213
Total Revenues	6,201	6,264	(63)	17,403	14,715	2,688
Fuel and Purchased Power	1,541	1,627	(86)	4,018	3,915	103
Cost of Natural Gas	134	133	1	1,085	133	952
Cost of Other Sales	90	84	6	293	161	132
Non-Fuel O & M	1,287	1,411	(124)	3,918	3,616	302
Depreciation and Amortization	767	695	72	2,236	1,805	431
Taxes Other Than Income Taxes	303	309	(6)	941	821	120
Estimated Loss on Kemper IGCC	34	88	(54)	3,155	222	2,933
Total Operating Expenses	4,156	4,347	(191)	15,646	10,673	4,973
Operating Income	2,045	1,917	128	1,757	4,042	(2,285)
Allowance for Equity Funds Used During Construction	18	52	(34)	133	150	(17)
Earnings from Equity Method Investments	32	29	3	100	28	72
Interest Expense, Net of Amounts Capitalized	407	374	33	1,248	913	335
Other Income (Expense), net	11	(8)	19	2	(66)	68
Income Taxes	590	439	151	317	917	(600)
Net Income	1,109	1,177	(68)	427	2,324	(1,897)
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	10	11	(1)	32	34	(2)
Net Income Attributable to Noncontrolling Interests	30	27	3	48	39	9
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,069	$1,139	$(70)	$347	$2,251	$(1,904)

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $9 million and $25 million for the three and nine months ended September 30, 2016, respectively.